The Knot Appoints Three New Members to its Board of Directors

NEW YORK (October 10, 2006)—The Knot, Inc. (NASDAQ:KNOT, www.theknot.com), one of the world's leading lifestage media companies, has appointed three new members to its board of directors. Eileen Naughton, Ira Carlin, and Peter Sachse bring a unique blend of experience to The Knot that includes growing well-known media brands, expanding global operations, managing media and marketing initiatives, and steering companies through important transitions.

"This is an exciting time in The Knot’s history, and we look forward to benefiting from the collective experience and leadership of our new board members," said David Liu, CEO and cofounder. "Ms. Naugton, Mr. Carlin and Mr. Sachse each bring a unique set of skills and knowledge that further strengthens The Knot’s board of directors as we expand as a lifestage media company.”

Ms. Naughton has recently joined Google as a Regional Director, with responsibility for Google's sales and marketing operations in the New York region. Ms. Naughton is a senior level media executive with deep experience in all aspects of the magazine publishing business model. Previously, she served as president of the TIME Group, which includes the global publishing operations of TIME magazine, TIME.com, TIME for Kids magazine and LIFE magazine. Before TIME, Naughton served as VP of Investor Relations for Time Warner, before the AOL Time Warner merger, and for a year after the merger closed. She had earlier been president of Time Inc. Interactive, where she led an effort to create a strategic operating platform for several of the magazine industry's leading online brands that include TIME.com, SI.com, and People.com, among others. Previously, Naughton served as Fortune magazine's general manager and VP of operations.

As Chairman-International of MAGNA Global Worldwide, a groundbreaking operation designed to enhance the marketplace leverage of the media operations of the Interpublic Group of Companies (IPG), Ira Carlin helped to add value to IPG clients by increasing marketplace advantages through enhanced clout and new services like programming and marketplace knowledge. Prior to joining MAGNA, Mr. Carlin was Chairman and CEO of Universal McCann, the $15 billion media arm of McCann-Erickson Worldwide, a leading multinational advertising agency network. Carlin was an early pioneer in Interactive and New Media experimentation for McCann and a recognized industry leader on the subject of new technologies and the future of marketing, advertising and media. In 1994, Carlin was named “Media Director of the Year” by Adweek and Media Week magazines and has written for the Journal of Advertising Research. Mr. Carlin began his advertising career at Grey Advertising and has been with IPG since 1974.

Mr. Sachse has significant experience managing online business integration and a deep knowledge of merchandising and fulfillment infrastructure. Currently, he is chairman and CEO of Macys.com, the online business unit of one of the nation’s leading retail chains. Mr. Sachse has also served as president of Macy's Corporate Marketing and was president and chief operating officer of The Bon Marche division (now Macy's Northwest). Sachse began his retail career with Macy's in Kansas City in 1980.

The Knot also announced that Matthew Strauss and Ann Winblad have resigned as members of the board of directors. “Both Mr. Strauss and Ms. Winblad brought great insight and wisdom to The Knot during their tenure on our board of directors," said David Liu. "On behalf of the board, I would like to thank them for their service to The Knot.”

ABOUT THE KNOT INC.

The Knot (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over 1 million engaged couples each year through the web, newsstands, bookstores, national television, and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. Recently, The Knot completed its acquisition of WeddingChannel.com, the premier bridal registry destination. The Company also offers a diverse collection of print publications including national and regional wedding magazines, seven books, a video on demand (VOD) service for Comcast Cable, and content distribution partnerships with MSN, Scripps Howard, and The McClatchy Company. The Knot owns and operates several brands targeted before and beyond the wedding day, including newlywed resource The Nest (www.thenest.com), party-planning portal PartySpot.com, teen site PromSpot.com, online personals site GreatBoyfriends.com, and localized information resource for parents, “the lilaguide” (lilaguide.com). The Knot is based in New York and has several other offices across the country.

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